Exhibit 99.B(h)(3)(f)

AMENDMENT TO
TRANSFER AGENCY AGREEMENT

AMENDMENT made as of the 1st day of July 2015, between The Victory Variable Insurance Funds (the “Trust”) and SunGard Investor Services LLC (“SunGard”), assignee of Citi Fund Services Ohio, Inc., formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), to the Transfer Agency Agreement dated April 1, 2002, between the Trust and Citi (as previously amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

WHEREAS, SunGard and the Trust wish to enter into this Amendment to the Agreement to extend the term of the Agreement and revise the fees; and

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Trust and SunGard hereby agree as follows:

1.              Amendments.

(a)           Effective as of April 1, 2015, all references in the Agreement to “Citi” shall mean “SunGard”.

(b)           Section 5(a) of the Agreement is deleted and replaced with the following:

“Unless otherwise terminated as provided herein, this Agreement shall continue in effect through June 30, 2017 (such period, the “Initial Term”).  Thereafter, unless otherwise terminated as provided herein, this Agreement shall renew for a two year period (a “Rollover Period” and thereafter shall be renewed automatically for successive one-year periods (each, also “Rollover Periods”); provided that such continuance is specifically approved by a vote of a majority of those members of the Boards who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, and by the vote of the Board or a majority of the outstanding voting securities of each Fund.  This Agreement may be terminated: (i) by provision of a written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be; (ii) by mutual agreement of the parties; (iii) for “cause,” as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause; or (iv) by the Trust upon sixty (60) days advance written notice to SunGard, provided that the Trust complies with its obligation to pay liquidated damages where applicable.  SunGard shall notify VCM within thirty (30) days after any unaffiliated entity or group of entities acquires a controlling interest in SunGard through any sale, merger, consolidation or other transaction which involves substantially all of the assets and property of SunGard, except that SunGard does not need to provide notice with respect to any stock offering, including any initial public offering.  Notwithstanding anything in this Agreement to the contrary, either party may terminate the Agreement without any requirement to pay liquidated damages by: (i) providing written notice within thirty (30) days from the date of notice of the change in control, with such termination to be effective within ninety (90) days or (ii) as set forth in Schedule E.  For purposes of this Section 5(a), control means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.  In addition, the mere receipt by SunGard, directly or indirectly, of investments or monies from the Federal government, the sale by SunGard of any assets to a pooled investment vehicle sponsored or created by the Federal government or a stock offering, including an initial public offering, shall not be deemed to result in a change of control for purposes of this Agreement.”

(c)                                  Schedule A to the Agreement is hereby deleted in its entirety and replaced by the new Schedule A attached hereto.

(d)                                 Schedule C to the Agreement is hereby deleted in its entirety and replaced by the new Schedule C attached hereto.

2.              Representations and Warranties.

(a)           The Trust represents (i) that it has full power and authority to enter into this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b)           SunGard represents that it has full power and authority to enter into and perform this Amendment.

3.              Miscellaneous.

(a)           This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment), shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE VICTORY VARIABLE INSURANCE FUNDS, on behalf of each Fund listed on Schedule A, individually and not jointly

By:	/s/ Christopher K. Dyer

Name:	Christopher K. Dyer

Title:	President

SUNGARD INVESTOR SERVICES LLC

By:	/s/ Fred Naddaff

Name:	Fred Naddf

Title:	Managing Director

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

THE VICTORY VARIABLE INSURANCE FUNDS

AND

SUNGARD INVESTOR SERVICES LLC

Funds

Name of Portfolio

1. Victory Variable Insurance Diversified Stock Fund

As of July 1, 2015

SCHEDULE C

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

THE VICTORY VARIABLE INSURANCE FUNDS

AND

SUNGARD INVESTOR SERVICES LLC

The Trust shall pay SunGard on the first business day of each month, or at such time(s) as SunGard shall request and the parties shall agree the following fees for the services provided under this Agreement at the annual rates set forth below.  The fees listed below (except the AML Services Fees) apply in the aggregate to The Victory Portfolios, The Victory Institutional Funds and The Victory Variable Insurance Funds.  The fees are accrued daily and paid monthly.

Base Annual Fee:	$1,100,000

Annual Per Account Fees

Active Direct, Non-Level 3 Account	$12.00
Active Level 3 Account	$5.75
Inactive/Closed Account*	$1.00

* SunGard anticipates a Level 3 account purge of approximately 190,340 accounts during the September 2015 account purge cycle.  SunGard will provide a one-time credit of $15,861 per month for July, August and September 2015 in anticipation of this purge.  The total of such credits will be $47,583.

Minimum Complex Annual Fee	$2,500,000

IRA Custodian Fee (paid by shareholder)	$15.00
Custom Programming and Development	$200/hr
Out of Pocket Fees	Billed as incurred

The fees above are inclusive of the following fees: transfer agency, OLA, Profile II, 22c-2 Per Cusip (but not 22c-2 data storage charges) provided under a separate agreement, AML (except per transaction search charges) and blue sky services (but not blue sky out of pocket filing fees).  Out-of-pocket and other fees and services (with the exception of those listed above) will continue to be billed as they are today.  CPI increases will continue to be applied.

AML Services Fees

Identity Check/Early Warning Review:	$575/year
Equifax Search:	$5/request
Early Warning:	$0.17/search

Additional Services

Additional services such as development of interface capabilities, servicing of 403(b) and 408(c) accounts, management of cash sweeps between DDAs and mutual fund accounts and coordination of the printing and distribution of prospectuses, annual reports and semi-annual reports are subject to additional fees which will be quoted upon request. Programming costs or database management fees for special reports or specialized processing will be quoted upon request.